SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2010

Royal Style Design, Inc.
(Exact name of registrant as specified in charter)

Florida	000-53524
(State or other jurisdiction	(Commission File Number)
of incorporation)

800 North Magnolia Ave., Suite 105, Orlando FL	32803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 843-3344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

Effective October 7, 2010, we reorganized the structure of the Company to form a holding company, which restructure did not require stockholder approval under the Florida corporation law, by forming a new holding company subsidiary, Diversified Global Holdings Group, Inc. (“DGH Group”). The Company then entered into an Agreement and Plan of Merger, dated as of October 4, 2010 (the “Merger Agreement”), with DGH Group, which provided for the merger (the “Merger”) of the Company into DGH Group (which was the surviving company in the Merger and is sometimes referred to as the “Surviving Company”).

As a result of the Merger, our company name was changed to Diversified Global Holdings Group, Inc., and DGH Group, the Surviving Company, owns all of our operating subsidiaries. The change of our corporate name will become effective when approved for trading purposes by FINRA, which is expected to take place in the next three weeks. The restructure accomplished in the Merger will have no tax consequences to, or effects on the respective holding periods for stock held by, or the rights of, our stockholders, and will have no effect on our status as a reporting company under the SEC’s rules.

On the October 7, 2010 effective date of the Merger, the Articles of Incorporation of DGH Group, which were in all material respects identical to the Company’s Articles of Incorporation, became the Articles of Incorporation of the Surviving Company, amended by the addition of the following new ARTICLE X:

ARTICLE X: Required Shareholder Vote.

Pursuant to the provisions of Section 607.11045 of the Florida Business Corporation Act, any act or transaction by or involving this corporation which requires for its adoption under the Florida Business Corporation Act or these Articles of Incorporation the approval of the shareholders of this corporation shall also be approved by the shareholders of this corporation, or any successor by merger, by the same vote as is required under the Florida Business Corporation Act or these Articles of Incorporation.

On the effective date of the Merger, the By-Laws of DGH Group, which are in all material respects identical to the Company’s By-Laws, became the By-laws of the Surviving Company.

On the effective date of the Merger, our current Board of Directors and officers became the directors and officers of the Surviving Company.

On the effective date of the Merger, the outstanding shares of stock and other securities of the Company automatically became and were converted as follows:

(1)           Common Stock. Each certificate or certificates representing shares of the Company’s common stock thenceforth represented one share of the Surviving Company’s common stock for each one share of the Company’s common stock represented by such certificate or certificates prior to the effective date of the Merger, and the holders thereof have precisely the same rights which they would have had if such certificates had been issued by the Surviving Company.

(2)           Other Securities.  No other outstanding securities of the Company, or options to purchase such securities, were changed into or entitle the holder or holders to receive securities or to receive any other consideration in connection with the Merger.

The Merger will not require an exchange of certificates by our stockholders, and each certificate representing shares of the Company’s common stock will, following the Merger, without any action on the part of the holder, represent the same number of shares of common stock, with precisely the same rights, of the Surviving Company.  Accordingly, our authorized and outstanding common stock and preferred stock did not change as a result of the Merger.

On the effective date of the Merger, as a part of the new holding company structure, all assets, liabilities and operations of the Royal Style Design, Inc. operating construction business were assigned and transferred to, and assumed by, a new operating subsidiary, Royal Style Design Developments, Inc., so that the Surviving Company is a true holding company, whose assets consist of ownership interests in its operating subsidiaries.

On the effective date of the Merger, all the rights, immunities, privileges, powers and franchises of each of the constituent corporations to the Merger, both of a public and private nature, all property, real, personal and mixed, all debts due on account, as well as for all other things in action or belonging to each of the constituent corporations, and all and every other interest, vested in the Surviving Company; and the Surviving Company was and is thenceforth responsible for all debts, liabilities, obligations and duties of each of the constituent corporations.

On the effective date of the Merger, the assets, liabilities, reserves and accounts of each constituent corporation to the Merger were and shall be taken up on the books of the Surviving Company at the amounts at which they, respectively, were then be carried on the books of the constituent corporations.

Item 9.01 Financial Statements and Exhibits.

    (c) Exhibits

Exhibit No.	Description
3.1b	Articles of Incorporation of Diversified Global Holdings Group, Inc., filed effective September 27, 2010.
3.1c
Articles of Merger, including Agreement and Plan of Merger, dated October 4, 2010, providing for the merger of Royal Style Design, Inc. into Diversified Global Holdings Group, Inc., filed effective October 7, 2010.

3.2a	By-Laws of Diversified Global Holdings Group, Inc.
10.10	Assignment and Assumption Agreement, dated October 4, 2010, between Royal Style Design, Inc. and Royal Style Design Developments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      ROYAL STYLE DESIGN, INC.

Date: October 14, 2010	By: /s/ Richard Lloyd
Richard Lloyd
Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
3.1b	Articles of Incorporation of Diversified Global Holdings Group, Inc., filed effective September 27, 2010.
3.1c
Articles of Merger, including Agreement and Plan of Merger, dated October 4, 2010, providing for the merger of Royal Style Design, Inc. into Diversified Global Holdings Group, Inc., filed effective October 7, 2010.

3.2a	By-Laws of Diversified Global Holdings Group, Inc.
10.10	Assignment and Assumption Agreement, dated October 4, 2010, between Royal Style Design, Inc. and Royal Style Design Developments, Inc.